Date: May 11, 2021

News Release – Investor Update

Parks! America, Inc. Reports Q2 Fiscal 2021 Results

•Q2 and YTD F21 attendance based sales increase 238.4% and 170.0%, respectively
•Excluding Aggieland, Q2 and comparable 27-week attendance based sales increase 163.5% and 110.7%, respectively
•YTD Net Income $765,983, a net increase of $1,045,286

PINE MOUNTAIN, Georgia, May 11, 2021 – Parks! America, Inc. (OTCPink: PRKA), today announced the results for its second fiscal quarter and six months ended April 4, 2021.

Second Quarter Fiscal 2021 Highlights

Total net sales for the fiscal quarter ended April 4, 2021 were $2,476,183, an increase of $1,733,226, compared to $742,957 for the fiscal quarter ended March 29, 2020. Attendance based net sales were $2,471,733, an increase of $1,741,211 or 238.4%, while animal sales decreased by $7,985. Excluding Aggieland Wild Animal Safari (the “Texas Park”), acquired on April 27, 2020, attendance based net sales were $1,924,976, an increase of $1,194,454 or 163.5%. Texas Park attendance based net sales were $546,757.

The Company reported net income of $538,048, or $0.01 per basic share and fully diluted share, for its fiscal quarter ended April 4, 2021, compared to a net loss of $190,152, or $(0.00) per basic share and fully diluted share, for its fiscal quarter ended March 29, 2020, resulting in a net increase of $728,200. The increase in the Company’s second fiscal quarter net income is primarily attributable to higher attendance based net sales, partially offset by higher cost of sales, higher compensation, advertising, depreciation, insurance and general operating expenses, as well as higher interest and income tax expenses.

Six Months Fiscal 2021 Highlights

Total net sales for the six months ended April 4, 2021 were $4,703,382, an increase of $2,964,940, compared to $1,738,442 for the six months ended March 29, 2020. Attendance based net sales were $4,627,208, an increase of $2,913,278 or 170.0%, and animal sales increased by $51,662. Excluding the Texas Park, attendance based net sales were $3,662,730, an increase of $1,948,800 or 113.7%, while animal sales were $55,735, an increase of 31,223. Texas Park attendance based net sales were $964,478 and animal sales were $20,439.

The Company’s 2021 fiscal year will be comprised of 53-weeks, compared to its 2020 fiscal year which was comprised of 52-weeks. The extra week in the Company’s 2021 fiscal year occurred in the first fiscal quarter. For the comparable 27-weeks ended April 4, 2021, excluding the Texas Park, attendance based net sales increased by approximately $1,924,355 or 110.7%.

The Company reported net income of $765,983, or $0.01 per basic share and fully diluted share, for the six months ended April 4, 2021, compared to a net loss of $279,303, or $(0.00) per basic share and fully diluted share, for the six months ended March 29, 2020, resulting in a net increase of $1,045,286. The increase in the Company’s net income for the first six months of its 2021 fiscal year is primarily attributable to higher attendance based net sales, higher animal sales and lower professional fees, partially offset by higher cost of sales, higher compensation, advertising, depreciation, insurance and general operating expenses, as well as higher interest and income tax expenses.

Balance Sheet and Liquidity

The Company had working capital of $3,972,272 as of April 4, 2021, compared to $3,856,455 as of September 27, 2020 and $2,912,668 as of March 29, 2020. The Company’s debt to equity ratio was 0.54 to 1.0 as of April 4, 2021, compared to 0.60 to 1.0 as of September 27, 2020 and 0.14 to 1.0 as March 29, 2020. Compared to March 29, 2020, the increase in the Company’s debt to equity ratio is principally a result of debt incurred to finance the Texas Park acquisition, which was completed on April 27, 2020.

“First, I want to commend the teams at our Texas and Missouri Parks for their extraordinary efforts during and after the significant winter storms in February this year,” commented Dale Van Voorhis, Chairman and CEO. “These teams endured many challenges and long days, addressing the initial impacts and aftermath of these storms. They did a tremendous job and were able to quickly reopen during the last few days of February, after being closed for over two weeks. In fact, both of these Parks generated a weekly record for attendance and revenues in mid-March.”

“As our results for the six months ended April 4, 2021 indicate, the attendance and sales momentum each of our Parks has experienced since reopening in early May 2020 has continued through the first half of our 2021 fiscal year,” noted Mr. Van Voorhis. “April 2021 was another strong month, again exceeding our expectations. Thanks to the ongoing incredible efforts of our team members, our Georgia Park also achieved a record week for attendance and revenues in April. The final five months of our 2021 fiscal year present a new challenge, as we strive to sustain the attendance levels we experienced from May through September 2020. Our teams continue to work hard to provide our guests with an outstanding wild animal safari experience. As always, we encourage our current and future investors to come out and have a memorable experience at any one of our Parks.”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri, as well as the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas, which was acquired on April 27, 2020.

Additional information, including our Form 10-K for the fiscal year ended September 27, 2020, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. Additional risks have been added to the Company’s business by the near-term and long-term impacts of the COVID-19 pandemic on the operations of its Parks, including customers perceptions of engaging in the activities involved in visiting its Parks, its ability to hire and retain associates in light of the issues posed by the COVID-19 pandemic, and its ability to maintain sufficient cash to fund operations due to the potential negative impact on its revenues associated with disruptions in demand as a result of the pandemic. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2020.

Contact:Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

PARKS! AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months and Six Months Ended April 4, 2021 and March 29, 2020

	For the three months ended		For the six months ended
	April 4, 2021	March 29, 2020	April 4, 2021	March 29, 2020
Net sales	$2,471,733	$730,522	$4,627,208	$1,713,930
Sale of animals	4,450	12,435	76,174	24,512
Total net sales	2,476,183	742,957	4,703,382	1,738,442

Cost of sales	309,852	122,905	569,847	249,765
Selling, general and administrative	1,337,649	763,628	2,737,494	1,614,845
Depreciation and amortization	172,807	117,500	340,007	235,000
Tornado damage insurance recovery	-	(24,373)	-	(24,373)
Loss on disposal of operating assets	26,046	-	30,721	-
Income (loss) from operations	629,829	(236,703)	1,025,313	(336,795)

Other income, net	12,755	7,542	27,319	15,504
Gain on extinguishment of debt	125,371	-	125,371	-
Interest expense	(84,207)	(17,191)	(175,620)	(34,912)
Income (loss) before income taxes	683,748	(246,352)	1,002,383	(356,203)

Income tax provision	145,700	(56,200)	236,400	(76,900)
Net income (loss)	$538,048	$(190,152)	$765,983	$(279,303)

Income per share - basic and diluted	$0.01	$(0.00)	$0.01	$(0.00)

Weighted average shares
outstanding (in 000's) - basic and diluted	75,112	75,005	75,065	74,808

PARKS! AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of April 4, September 27, 2020 and March 29, 2020

	April 4, 2021	September 27, 2020	March 29, 2020
ASSETS
Cash	$5,640,643	$5,505,716	$2,942,037
Accounts receivable	-	-	24,373
Inventory	344,671	200,891	238,801
Prepaid expenses	118,002	148,732	280,183
Total current assets	6,103,316	5,855,339	3,485,394

Property and equipment, net	13,978,878	13,654,800	6,698,734
Intangible assets, net	10,966	-	200
Other assets	12,144	12,144	115,021
Total assets	$20,105,304	$19,522,283	$10,299,349

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$140,689	$178,485	$36,324
Other current liabilities	628,258	599,390	326,729
Current portion of long-term debt, net	1,362,097	1,221,009	209,673
Total current liabilities	2,131,044	1,998,884	572,726

Long-term debt, net	5,437,271	5,797,392	1,047,388
Total liabilities	7,568,315	7,796,276	1,620,114

Stockholders’ equity
Common stock	75,124	75,021	75,021
Capital in excess of par	4,934,212	4,889,316	4,889,316
Treasury stock	(3,250)	(3,250)	(3,250)
Retained earnings	7,530,903	6,764,920	3,718,148
Total stockholders’ equity	12,536,989	11,726,007	8,679,235
Total liabilities and stockholders’ equity	$20,105,304	$19,522,283	$10,299,349